Exhibit 10.2

BOISE INC.

Restricted Stock Award Agreement

Director

This Restricted Stock Award Agreement (the “Agreement”), is made as of May     , 2008 (the “Award Date”), by and between Boise Inc. (“Boise”) and                              (“Director” or “you”) pursuant to the Boise Inc. Incentive and Performance Plan (the “Plan”) and pursuant to the following terms:

1.             Terms and Conditions; Definitions.  This Award is subject to all the terms and conditions of the Plan.  All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan.

2.             Award.  You are awarded                        shares of Boise’s common stock at no cost to you, subject to the restrictions set forth in the Plan and this Agreement.  These restricted shares are the “Award.”

3.             Restriction Period.  The Award shall vest on February 28, 2009.  Any shares not vested on or before February 28, 2009, shall be forfeited.

4.             Termination of Employment.  If you terminate service as a director before February 28, 2009, your Award will be treated as follows.

4.1           If your termination of service is due to your death, disability, failure to be re-elected by shareholders as a director, or resignation upon a Change in Control event or other restructuring of Boise (as determined in the sole discretion of Boise’s board of directors as constituted immediately prior to the Change in Control or restructuring event), the restrictions on all shares will lapse and the shares will vest in full as of the date of your termination of service as a director.

4.2           If your termination of service is due to any reason other than those enumerated in Section 4.1, the restrictions on a pro rata portion of the shares subject to the Award will lapse and that portion of the shares will vest in full as of the date of your termination of service as a director.  The pro rata portion will be calculated based on the number of full calendar months of your service as a director from February 28, 2008, through the date of your termination of service as a director, divided by twelve.  Any unvested shares remaining after the pro rata calculation will be forfeited as of the date of your termination of service.

5.             No Transfer.  The shares awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to vesting.  Any attempt to transfer your rights in the awarded shares prior to vesting will result in the immediate forfeiture of the awarded shares.

6.             Rights.  Except as otherwise provided in the Plan and this Agreement, you have all the rights of a shareholder with respect to shares awarded, including the right to vote.  Partial shares, if any, will be paid in cash upon vesting.

7.             Section 83(b) Election.  You agree to make an “83(b) election” with respect to this Award.  The election must be filed with the Internal Revenue Service within 30 days of the Award Date.  A copy must also be filed with Boise within 10 days of the IRS filing date.

You must sign this Agreement and return it to Boise’s Compensation Department on or before May 30, 2008, in order for the Award to be effective.  If this Agreement is not received by the Compensation Department on or before May 30, 2008, the Award will be forfeited.  Return your executed Agreement to:  Jeannine Sims, Compensation Department, Boise Paper Holdings, L.L.C., P.O. Box 990050, Boise, ID  83799-0050, or fax your signed form to 208-333-1846.

Boise Inc.	Director

By:	Signature:
Name:
Title:	Printed Name: